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                                                                   EXHIBIT 10.30


                             SEPARATION AGREEMENT

     This Separation Agreement is between Heska Corporation (the "Company") and Fred M. Schwarzer ("Mr. Schwarzer"). It is effective as of December 14, 1998.

                                  BACKGROUND

     A. Mr. Schwarzer and the Company are parties to an Employment Agreement dated November 1, 1994, as amended on March 4, 1997 (the "Employment Agreement"). Under the Employment Agreement, Mr. Schwarzer is to be employed by the Company in the position of Chief Executive Officer and President.

     B. Mr. Schwarzers employment with the Company in these positions has been terminated effective as of December 14, 1998. This Separation Agreement restates the benefits that will be paid to Mr. Schwarzer and replaces the severance and termination provisions of the Employment Agreement.

     C. The Company wants Mr. Schwarzer to continue in position of Chairman of the Board of Directors of the Company and to perform some future services for the Company. Mr. Schwarzer is willing to do so. The Company and Mr. Schwarzer are entering into a Consultant Services and Confidentiality Agreement of even date to set out the terms on which he will perform such services

     Mr. Schwarzer and the Company hereby agree as follows:

     1.  Severance Benefits.
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         (a)   Mr. Schwarzer will be paid his December 1998 monthly salary as customary and during 1999 will be paid an amount equal to his 1998 base annual salary ($200,000). This 1999 separation pay will be paid in twelve equal monthly instalments on the Company's regular payroll dates, with the first payment due on the payroll date on or about January 31, 1999. These payments will be subject to regular withholding for taxes.

          (b) Mr. Schwarzer will continue to vest under all currently outstanding stock purchase and stock option agreements through the later of (i) December 31, 1999 or (ii) the date on which he ceases to be a director of the Company.

          (c) The Company will pay the health insurance premiums for the health insurance coverage previously maintained by the Company for Mr. Schwarzer and his eligible dependants through December 31, 1999 or until Mr. Schwarzer is provided or obtains health insurance coverage by another employer or entity, whichever first occurs.

          (d) Except for the benefits outlined in (a) through (c), Mr. Schwarzer will not be entitled to any employee benefits provided to employees of the Company, or any other severance or similar benefits, whether arising under the Employment Agreement or otherwise, after
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December 14, 1998 and Mr. Schwarzer waives any right to receive any such benefits. He will, however, be eligible for all benefits generally provided to outside directors of the Company in their capacity as such for so long as he is an outside director of the Company.

          (e) Mr. Schwarzer will continue to be bound by the Employee Confidential Information and Inventions Agreement with respect to those inventions made by and confidential matters known by and to him during the time he was an employee and officer of the Company.

     2.   General Provisions.
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          (a)  Any notice to be given to the Company will be addressed to the attention of the Chief Executive Officer at the Company's official mailing address. Any notice to be given to Mr. Schwarzer will be addressed to him at his home address as shown on the Company's records.

          (b) This Separation Agreement shall be governed by the laws of the State of Colorado. This Separation Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, including the Employment Agreement. This Separation Agreement may be amended only by a written document signed by both the Company and Mr. Schwarzer.

          (c) This Separation Agreement will be binding upon the parties and their successors and assigns. If, on any sale of the Company by merger, sale of assets or otherwise prior to December 31, 1999, the surviving entity refuses or fails to confirm in writing its obligation to perform this Separation Agreement, the Company shall use its reasonable efforts prior to the closing of such sale to pay to Mr. Schwarzer all remaining severance payments due to him under
Section 1.

HESKA CORPORATION
a Delaware corporation


By:  /s/ Robert B. Grieve                    /s/ Fred M. Schwarzer
   ------------------------------            -------------------------
                                             Fred M. Schwarzer
Title:  Chief Executive Officer
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